Exhibit 5.1

John H. Sellers

+1 650 843 5070

jsellers@cooley.com

March 14, 2018

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to NeoPhotonics Corporation, a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 2,547,667 shares of the Company’s Common Stock, par value $0.0025 per share, which includes (a) 1,547,667 shares of Common Stock (the “2010 EIP Shares”) issuable pursuant to the Company’s 2010 Equity Incentive Plan, as amended (the “2010 EIP”), (b) 600,000 shares of Common Stock (the “2010 ESPP Shares”) issuable pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”) and (c) 400,000 shares of Common Stock (the “Inducement Shares”) issuable pursuant to the Company’s 2011 Inducement Award Plan (the “Inducement Plan,” and together with the 2010 EIP and 2010 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2010 EIP Shares, the 2010 ESPP Shares and the Inducement Shares, when sold and issued in accordance with the 2010 EIP, the 2010 ESPP and the Inducement Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

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Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

Very truly yours,

COOLEY LLP

By:	/s/ John H. Sellers
John H. Sellers